CODE of ETHICS

(Reviewed August 2022)

Phocas Financial (“the Company”) has adopted the CFA Institute’s Code of Ethics. Accordingly, all employees of Phocas shall be required to follow the standards of conduct prescribed therein, as well as the Phocas Financial Compliance Manual in its entirety, specifically including, without limitation, the Securities Trading Policy. The following pages represent the complete Code of Ethics and Standards of Professional Conduct as published by the CFA Institute and the Company’s Securities Trading Policy.

Sanctions. If the Chief Compliance Officer (“CCO”) determines that an employee has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. The Company may also require the offending employee to reverse the trades in question, forfeit any profit or absorb any loss derived therefrom; and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

Reporting Certain Conduct. If you know of, or reasonably believe there is, a violation of applicable laws or this Advisor Code, you must report that information immediately to the CCO. You should not conduct preliminary investigations, unless authorized to do so by the Compliance Department. Anyone who in good faith raises an issue regarding a possible violation of law, regulation or company policy or any suspected illegal or unethical behavior will be protected from retaliation.

Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing.

Compliance Certification. All employees shall sign a certificate promptly upon becoming employed or otherwise associated with the Company that evidences his or her receipt of this Code of Ethics.

General Prohibitions Under Rule 17j-1 under the Investment Company Act of 1940. The Rule prohibits fraudulent activities by affiliated persons of a Fund Organization. Specifically, it is unlawful for any of these persons to:

A.       employ any device, scheme or artifice to defraud a Fund;

B.       make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

C.       engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

D.       engage in any manipulative practice with respect to a Fund.

Recordkeeping Requirements: All records shall be maintained in accordance with Rules 204-2 under the Investment Advisers Act of 1940 and rule 17j-1(f) under the Investment Company Act of 1940.

CFA INSTITUTE

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct (Code and Standards) are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by setting high standards of education, integrity, and professional excellence. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® (CFA®) designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, candidacy in the CFA Program, and the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including Chartered Financial Analyst® [CFA®] charterholders) and candidates for the CFA designation (“Members and Candidates”) must:

●	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

●	Place the integrity of the investment profession and the interests of clients above their own personal interests.

●	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

●	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

●	Promote the integrity of, and uphold the rules governing, capital markets.

●	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARD OF PROFESSIONAL CONDUCT

I.	PROFESSIONALISM

A.	Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B.	Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

C.	Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D.	Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II.	INTEGRITY OF CAPITAL MARKETS

A.	Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B.	Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III.	DUTIES TO CLIENTS

A.	Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests. In relationships with clients, Members and Candidates must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

B.	Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C.	Suitability.

1.	When Members and Candidates are in an advisory relationship with a client, they must:

a.	Make a reasonable inquiry into a client’s or prospective clients’ investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

b.	Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c.	Judge the suitability of investments in the context of the client’s total portfolio.

2.	When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

D.	Performance Presentation. When communicating investment performance information, Members or Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E.	Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1.	The information concerns illegal activities on the part of the client or prospective client.

2.	Disclosure is required by law.

3.	The client or prospective client permits disclosure of the information.

IV.	DUTIES TO EMPLOYERS

A.	Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B.	Additional Compensation Arrangements. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, their employer’s interest unless they obtain written consent from all parties involved (see Phocas’ Gifts and Entertainment Policy).

C.	Responsibilities of Supervisors. Members and Candidates must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V.	INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTION

A.	Diligence and Reasonable Basis. Members and Candidates must:

1.	Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

2.	Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B.	Communication with Clients and Prospective Clients. Members and Candidates must:

1.	Disclose to clients and prospective clients the basic format and general principles of the investment processes used to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

2.	Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

3.	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C.	Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analysis, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI.	CONFLICTS OF INTEREST

A.	Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B.	Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C.	Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services.

VII.	RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A.	Conduct as Members and Candidates in the CFA Program. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

B.	Reference to CFA Institute, the CFA designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

PERSONAL TRADING POLICY (Updated August 2022)

A.	Purpose. The following procedures are designed to ensure that the interests of the Company’s clients are placed in the highest priority, to assist the CCO in detecting and preventing breaches of the Company’s fiduciary duties to its clients, and to avoid conflicts of interest with clients, in connection with the Company’s employees’ personal trading activities.

B.	General. Phocas uses an electronic personal trading system, provided by Compliance Science, referred to as the ComplySci Platform (“ComplySci”). All Persons Covered by the Code of Ethics are required to report through ComplySci.

C.	Personal Trading Accounts and Reports.

1.	Within three (3) business days of receipt of a copy of this Personal Trading Policy, and in any event no later than ten (10) days after becoming an employee of the Company, each Employees (as defined below) are required to report all brokerage and commodities trading accounts that constitute “Proprietary Accounts” (as defined below) with respect to the Employee in ComplySci

For purposes of this policy, the following defined terms shall have the respective meanings set forth below:

(i)	“Employee” means each officer and director of the Company, and each employee of the Company who has access to nonpublic information regarding clients’ purchases or sales of Securities (as defined below) or the portfolio holdings of affiliated mutual funds, is involved in making Securities recommendations to clients, makes client portfolio purchase or sale decisions, or has access to such recommendations that are nonpublic.

(ii)	“Proprietary Account” means: (a) a securities investment or trading account in which an Employee has a direct or indirect beneficial ownership interest (unless the Employee has no direct or indirect influence or control thereover); (b) a securities investment or trading account held by a member of the immediate family of an Employee who lives in the same household (unless neither the Employee nor any such family member has any direct or indirect influence or control thereover); and (c) a proprietary investment or trading account maintained for the Company or its Employees.

(iii)	“Securities” means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as commodity futures contracts, securities futures products and commodity options, swaps and other derivative instruments, whether issued in a public offering or a private placement, but does not include shares of open-end mutual funds except those that are advised or subadvised by the Company, direct obligations of the government of the United States, bankers’ acceptances, bank certificates of deposit or commercial paper.

2.	Charles Schwab is Phocas’ preferred custodian for employee proprietary accounts. All new accounts must be reported in ComplySci within 3 days of opening. Proprietary accounts opened at any other custodian must be pre-approved by the CCO or COO

3.	In addition, each Employee must report to the CCO or COO any private transactions in publicly-traded securities that are not carried out through brokerage accounts.

C.	Review of Personal Trading Information. All accounts will be reviewed to monitor compliance with this policy. The Company reserves the right to require the Employee to unwind any trade at the Employee’s expense, if the Company believes the trade violates its policies set forth herein or creates even the appearance of impropriety. Furthermore, if any profit is derived from unwinding such trade, such profit shall be paid to the Company, which shall contribute such profit to a recognized charitable organization. The Company will keep all such information confidential except as required to enforce this policy, to participate in any investigation concerning violations of applicable law or as otherwise required by applicable law.

D.	Client Priority.

1.	Employees’ personal trading must be conducted so as not to conflict in any way with the interests of a client. While the scope of such conflicted actions cannot be precisely defined in advance, they would always include each of the following prohibited situations:

●	knowingly purchasing or selling securities, directly or indirectly, in such a way as to cause a client financial harm;

●	using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

●	giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

In order to ensure that no front-running, “scalping” or other prohibited trading activity takes place in Proprietary Accounts, the CCO will conduct a review of all trades for Proprietary Accounts in which the trade date is on the same business day as, or two business days before or after, a trade in the same security in a client account. Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying Security for a client account (“inter-market front running”), are subject to the same review.

It is recognized that an Employee may, subject to the prohibitions and restrictions set forth above, engage in personal trades, including trades in the opposite direction as a client, based upon the Employee’s personal investment and portfolio management considerations, and that such trades do not, as such, indicate impropriety or wrong-doing. However, as set forth in section C. above, the Company ultimately reserves the right to require an Employee to unwind or reverse a Proprietary Trade entered in violation of this policy or which creates the appearance of impropriety.

2.	Clients must always receive the best price, in relation to Employees, on same day transactions, i.e., transactions effectuated on the same business day. Notwithstanding the above, at the discretion of the CCO, in consultation with the relevant portfolio manager (or, the COO for personal trades requested by the CCO), an order for a Proprietary Account may participate in a block order alongside client accounts. If a block order is fully executed, client accounts and Proprietary Accounts will participate in the block trade at the same price and pay the same commission. In the event a block order is not fully executed, client accounts will receive full allocations prior to any allocation to a Proprietary Account.

E.	Restricted Securities. Certain transactions in which the Company engages may require, for either business or legal reasons, that client accounts and/or Proprietary Accounts not trade in certain securities for specified time periods. A security will be designated as “restricted” if the Company is involved in a transaction that places limits on the aggregate position held by the accounts in that security, or if trading in a security is appropriately restricted for any other reason. Any such securities will be placed on “restricted list” created by the CCO and will be placed in the trading systems as a restricted security. Any “restricted list” will be maintained by the CCO.

F.	Personal Trading Approvals; No Front-running.

1.	De-Minimus Exception to Pre-Clearance. Employees are allowed to trade up to $10,000 in a single security without seeking pre-clearance. Employees are also allowed to trade up to $25,000 in a single ETF without seeking pre-clearance. It is the employee’s responsibility to ensure that executed trades meets the de-minimus or received pre-clearance approval. Upon reviewing personal trades, the CCO and COO may revoke this exception if it is being used to circumvent the purpose of pre-clearance.

2.	When Trading Approvals are Required. Employees who seek to trade outside the de-minimus exception must seek prior approval of the CCO, in consultation with the relevant portfolio manager (or, the COO for personal trades requested by the CCO), and any transaction may be cancelled by the Company and the trade allocated to a client account, if determined by the CCO, in consultation with the relevant portfolio manager (or, the COO for personal trades requested by the CCO)to be necessary or appropriate. Preclearance request must be submitted through ComplySci.

Once approval has been given, Employees will have the remainder of the day to execute the trade.

3.	Must Pre-Clear. Any trades involving mutual funds that are advised or sub-advised by the Company must be pre-cleared regardless of the amounts traded. There are no exceptions.

G.	Principal Transactions. Neither the Company nor an Employee may engage in principal transactions between a Proprietary Account and a client account without first obtaining the prior written approval of the CCO and the consent of the client.

H.	Private Placements. No Employee may acquire, directly or indirectly, beneficial ownership of any Security in a private placement without the prior approval of the CCO (or the CEO, in the case of the CCO). The CCO (or CEO, as applicable) shall promptly notify the Employee of approval or denial of clearance to trade by email immediately.

I.	Initial Public Offerings. No Employee may acquire, directly or indirectly, beneficial ownership of any Security in an initial public offering without the prior approval of the CCO (or the CEO, in the case of the CCO). The CCO (or CEO, as applicable) shall promptly notify the Employee of approval or denial of clearance to trade by email immediately.

J.	Manipulative Practices. Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), makes it unlawful for any person, acting alone or with others, to affect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

The thrust of these prohibitions against manipulative trading practices is that no Employee should, alone or with others, for either a client account or a Proprietary Account:

●	engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

●	engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, Section 9(a)(2) prohibits activity where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

K.	Sanctions. Violations to the Company’s Trading Policy are subject to various sanctions, ranging up to, and including, dismissal or termination at the discretion of the CCO and/or COO.

L.	Anti-Insider Trading Policy. Each person associated with the Company is required to maintain a standard of conduct in effecting securities transactions for his or her own account or on behalf of others, that avoids both the reality and the appearance of gaining personal advantage on the basis of material, nonpublic information or at the expense of any third party, including the Company’s clients or end-users.

Accordingly, no person associated with the Company shall directly or indirectly:

1.	Purchase or sell, for his or her own account or for the account of any other person (including any member of such person’s family), any security whatsoever:

a.	if the purchase or sale is made while such person possesses any information relating to the security, or to any entity (“Issuer”) by which the security has been issued or guaranteed or by which the credit of the security has been directly or indirectly supported, and

b.	the information is non-public and material to the security or to any Issuer of the security; or

c.	if the purchase or sale is made on the basis of any information that is non-public and confidential to the Company or confidential to any of the Company’s clients, end-users or suppliers, without regard to whether the information is material to the security or to any Issuer of the security; or

2.	communicate to any other person any information referred to in paragraph (l)a or (l)b above in connection with, or with a view toward causing or inducing, the purchase or sale of any security whatsoever.

If a person has questions as to whether he or she is in possession of material, nonpublic and/or confidential information, he or she must contact the CCO who will conduct research and consult with counsel as necessary to determine if the information is material, non-public and/or confidential and will inform such person of the appropriate course of action.